Trimble Changes Headquarters to Westminster, Colorado

Sunnyvale Campus Named Silicon Valley Center for Innovation and Operations

WESTMINSTER, Colo., Oct. 6, 2022—Trimble (NASDAQ: TRMB) announced today that the company has changed its headquarters from Sunnyvale, California to Westminster, Colorado.

Westminster is Trimble’s largest employment center in the U.S. and serves as a central business hub for several of Trimble’s core market segments including agriculture, construction and geospatial. In addition, Trimble’s CEO, CFO, a number of its senior business leaders, and more than 1,000 employees are located in Westminster.

“Colorado has proven to be a strategic location in our U.S. operations since we opened our initial Westminster office in 2000,” said Rob Painter, Trimble’s president and CEO. “The area attracts a desirable, diverse and growing pool of tech talent and provides an attractive quality of life for our employees.”

Trimble’s Sunnyvale presence in Silicon Valley is linked to the company’s rich history and has been a center of innovation since Trimble was founded in 1978. Sunnyvale will continue to be a strategic hub for Trimble and has been designated as the Silicon Valley Center for Innovation and Operations. Trimble’s Sunnyvale core business functions include engineering, legal, operations and sustainability, corporate accounting and tax. No other changes are associated with the new headquarters designation.

“Sunnyvale will continue to be the center for technology development across a range of areas critical to Trimble’s success going forward. Our presence is strategically important for the company,” said Painter. “In addition, the Silicon Valley talent pool plays an important role in recruiting experienced high-tech employees for our local operations.”

The headquarters change will have no material impact on Trimble management, employees or customers.

Trimble Westminster

Trimble opened its operations with 40 employees located at the Church Ranch Office Center in Westminster in September 2000. The initial focus for the location included the strategic development of the architecture, engineering, construction (AEC) and mapping and geographic information systems (GIS) markets. The two-building campus, which was built using Trimble’s advanced construction technologies, is LEED Gold and Silver certified, and is over 240,000 square feet on 15 acres located at 10368 Westmoor Drive. To advance sustainability, the buildings were designed to achieve energy costs savings, and reduce overall environmental impacts. In addition, the campus is installing on-site solar as a renewable energy source. With the evolution of the campus, the focus expanded to include marketing, testing and applications engineering. The campus also includes an outdoor technology development and testing center.

About Trimble

Trimble is an industrial technology company transforming the way the world works by delivering solutions that enable our customers to thrive. Core technologies in positioning, modeling, connectivity and data analytics connect the digital and physical worlds to improve productivity, quality, safety, transparency and sustainability. From purpose-built products to enterprise lifecycle solutions, Trimble is transforming industries such as agriculture, construction, geospatial and transportation. For more information about Trimble (NASDAQ:TRMB), visit: www.trimble.com.

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Media Contact:
Lea Ann McNabb
408-481-7808
leaann_mcnabb@trimble.com